Exhibit 99.1

CNET Networks, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(in thousands, except per share amounts)

	For the Nine Months Ended September 30, 2007
	Pro Forma
	As Reported	Adjustments		Pro Forma
Revenues	$288,786	$(8,444	) a	$280,342
Operating expenses:
Cost of revenues	127,090	(4,176	) a	122,914
Sales and marketing	80,665	(2,035	) a	78,630
General and administrative	49,286	(99	) a	49,187
Stock option investigation and related matters	7,694	—		7,694
Depreciation	21,265	(1,271	) a	19,994
Amortization of intangible assets	9,734	(3,081	) a	6,653
Goodwill impairment	19,009	(19,009	) a	—

Total operating expenses	314,743	(29,671)		285,072
Operating loss	(25,957)	21,227		(4,730)
Non-operating income (expense):
Realized gains on investments, net	2,190	—		2,190
Interest income	2,591	—		2,591
Interest expense	(3,904)	—		(3,904)
Other, net	940	—		940

Total non-operating income	1,817	—		1,817

Loss before income taxes	(24,140)	21,227		(2,913)
Income tax expense	1,703	—	g	1,703

Net loss	$(25,843)	$21,227		$(4,616)

Basic and diluted net loss per share	$(0.17)			$(0.03)

Shares used in calculating basic and diluted net loss per share	151,127			151,127

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

CNET Networks, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheets

(in thousands except per share data)

	As of September 30, 2007
	Pro Forma
	As Reported	Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$54,901	$ 45,505	b	$100,406
Investments in marketable debt securities	15,976	—		15,976
Accounts receivable, net	79,136	—		79,136
Other current assets	11,051	(105	) c	10,946

Total current assets	161,064	45,400		206,464
Restricted cash	1,586	—		1,586
Investments in marketable debt securities	509	—		509
Property and equipment, net	71,754	(2,458	) c	69,296
Other assets	14,167	(55	) c	14,112
Intangible assets, net	37,592	(8,979	) c	28,613
Goodwill	132,525	(34,618	) d	97,907

Total assets	$419,197	$(710)		$418,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,747	$—		$5,747
Accrued liabilities	55,950	(1,850	) e	54,100
Revolving credit facility	60,000	—		60,000
Current portion of long-term debt	3,338	—		3,338

Total current liabilities	125,035	(1,850)		123,185
Non-current liabilities:
Long-term debt	2,808	—		2,808
Other liabilities	4,133	—		4,133

Total liabilities	131,976	(1,850)		130,126
Stockholders' equity:
Common stock; $0.0001 par value; 400,000 shares authorized; 151,812 outstanding at September 30, 2007	15	—		15
Additional paid-in-capital	2,903,768	—		2,903,768
Accumulated other comprehensive income	(9,427)	—		(9,427)
Treasury stock, at cost; 1,510 shares at September 30, 2007	(30,453)	—		(30,453)
Accumulated deficit	(2,576,682)	1,140	f	(2,575,542)

Total stockholders' equity	287,221	1,140		288,361

Total liabilities and stockholders' equity	$419,197	$(710)		$418,487

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

CNET Networks, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTE 1 Description of Transaction

On October 25, 2007, CNET Networks, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with AG.com, Inc. (“AG”), a subsidiary of American Greetings Corporation pursuant to which AG purchased substantially all of the assets, which included certain fixed assets and prepaid expenses, and assumed certain liabilities of the Company’s Webshots business unit, which was a reporting unit within the Company’s U.S. Media reporting segment, for approximately $45 million in cash (the “Asset Sale”). The Asset Sale was completed on October 25, 2007. Concurrent with the Asset Sale, CNET Networks will provide certain transition services to AG for an interim period.

NOTE 2 Pro Forma Adjustments

On August 2, 2004, CNET Networks acquired Twofold Photos, Inc. which operated the website www.Webshots.com (Twofold Photos, Inc. and Webshots are collectively referred to as “Webshots”). The results of operations of Webshots have been included in CNET Networks’ historical statements of operations from the date of acquisition.

The accompanying unaudited pro forma condensed consolidated financial information has been prepared to reflect the effect of the Asset Sale on the Company’s historical results of operations and financial position. The Company has reported unaudited pro forma condensed consolidated financial statements for the nine months ended September 30, 2007, which presents the Company’s results of operations and financial position as if the Asset Sale had occurred on January 1, 2007. The unaudited pro forma condensed consolidated balance sheet gives effect to the Asset Sale as if the transaction had occurred on September 30, 2007.

These pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The adjustments are described in the notes to the unaudited pro forma condensed consolidated financial statements and are set forth in the "Pro Forma Adjustments” column.

The pro forma adjustments are as follows:

a.	These adjustments are recorded to eliminate the revenues and operating expenses which CNET Networks believes are directly attributable to the Webshots asset sale and will not continue after completion of the transaction.

b.	To record the cash consideration received from AG.

c.	To eliminate the assets sold to AG.

d.	To eliminate the goodwill related to the Webshots business.

e.	To eliminate liabilities assumed by AG and to accrue for the estimated transaction costs associated with the sale (in thousands).

Liabilities assumed	$(2,264)
Accrued transaction costs	414

$(1,850)

f.	To record the preliminary gain on the sale of the Webshots business as if the transaction had been consummated on September 30, 2007 (in thousands).

Proceeds from sale	$45,505
Assets sold	(2,618)
Liabilities assumed	2,264
Goodwill	(34,618)
Intangibles	(8,979)
Accrued transaction costs	(414)

Pro forma gain on sale	$1,140

g.	A tax benefit was not recorded for the pretax loss for the nine months ended September 30, 2007 due to a full valuation allowance on U.S. federal and state deferred tax assets.